UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2007

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the appointment of Monty Houdeshell as Executive Vice President, Finance of the Company, Mr. Houdeshell and the Company entered into an Employment Agreement (the “Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Houdeshell, 58, has been Executive Vice President, Finance of the Company since January 30, 2007. Prior thereto, Mr. Houdeshell served as Senior Vice President, Chief Administrative Officer of RemedyTemp, Inc. from December 2004 to June 2006. From January 2003 to June 2006, he also served as Senior Vice President, Chief Financial Officer of RemedyTemp. From 1988 until November 1999 he was Vice President, Chief Financial Officer of Furon Company. Prior to 1988, he was Vice President, Chief Financial Officer of Oak Industries, Inc. Mr. Houdeshell holds a Masters in Business Administration from the University of Southern California and a Bachelor of Science from Ohio State University.

Pursuant to the Employment Agreement, Mr. Houdeshell agreed to assume the position of Executive Vice President and Chief Financial Officer of the Company the day after it files its Annual Report on Form 10-K for fiscal year 2006.

The Employment Agreement is for a three year term that ends on January 30, 2010 and automatically renews for additional one year periods unless either party notifies the other of its intent not to renew no later than one hundred twenty days prior to the expiration of the then current term. Mr. Houdeshell is entitled to an annual base salary of $300,000 during the term, and is eligible for a bonus of at least 60% of his annual base salary. In addition, Mr. Houdeshell may participate in any benefit plans generally afforded to executive officers. If Mr. Houdeshell’s employment is terminated without “cause,” if Mr. Houdeshell terminates his employment with “good reason” (each as defined in the Employment Agreement) or if the Company delivers to Mr. Houdeshell a Non-Renewal Notice (as defined in the Employment Agreement), Mr. Houdeshell is entitled to a payment equal to the sum of his then annual base salary and a bonus of 60% of his annual base salary, as well as benefits for twelve months following such termination.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Houdeshell is entitled to a lump sum payment equal to two times the sum of his then annual base salary and a bonus of 60% of his annual base salary, so long as Mr. Houdeshell agrees, if requested, to continue with the Company or any successor for ninety days after the change of control. If Mr. Houdeshell’s compensation is deemed to be parachute payments under the Internal Revenue Code, then the Company has agreed to make additional payments to him to compensate for his additional tax obligations.

Mr. Houdeshell was granted options to purchase 300,000 shares of common stock. Assuming Mr. Houdeshell remains actively employed by the Company through each stated anniversary date then Mr. Houdeshell’s options vest, as to 100,000 of the shares, on January 30, 2008, and thereafter, (i) options to purchase 6,250 of the shares will vest on each monthly anniversary thereafter ending on January 30, 2010, and (ii) upon filing by the Company of its Annual Report on Form 10-K for the fiscal years ending on December 31, 2007, December 31, 2008 and December 31, 2009, options to purchase 16,667, 16,667 and 16,666 shares, respectively, will vest, provided in respect of this clause (ii) Mr. Houdeshell and the Company have satisfied reasonable performance criteria established by the Board of Directors or a committee thereof in its sole discretion. The vesting of the options will accelerate upon a change of control. The options may be exercised once they vest. The exercise price for the shares of common stock was set on January 30, 2007 at $3.74 per share. A copy of the Inducement Stock Option Agreement between Mr. Houdeshell and the Company is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Mr. Houdeshell also entered into an indemnification agreement with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1	Employment Agreement, dated as of January 30, 2007 between the Company and Mr. Houdeshell

10.2	Inducement Stock Option Agreement, dated January 30, 2007 between the Company and Mr. Houdeshell

99.1	Press release, dated January 30, 2007 announcing the election of Mr. Houdeshell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

	By:	/s/ Ariel Amir
Ariel Amir, Executive Vice President and Chief Legal and Administrative Officer

Date: February 2, 2007

INDEX OF EXHIBITS

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1	Employment Agreement, dated as of January 30, 2007 between the Company and Mr. Houdeshell

10.2	Inducement Stock Option Agreement, dated January 30, 2007 between the Company and Mr. Houdeshell

99.1	Press release, dated January 30, 2007 announcing the election of Mr. Houdeshell